Exhibit 99.1


                      PETMED EXPRESS, INC.
                 QUARTER ENDED DECEMBER 31, 2007
                   CONFERENCE CALL TRANSCRIPT
                JANUARY 22, 2008 AT 8:30 A.M. ET

Coordinator:   Welcome to the PetMed Express Incorporated,  doing
               business  as  1-800-PetMeds  conference  call   to
               review  the financial results for the third fiscal
               quarter ended on December 31, 2007. At the request
               of  the  company  this conference  call  is  being
               recorded.   Founded  in  1996,  1-800-PetMeds   is
               America's   Largest   Pet   Pharmacy,   delivering
               prescription and non-prescription pet  medications
               and  other  health products for  dogs,  cats,  and
               horses   direct  to  the  consumer.  1-800-PetMeds
               markets  its products through national television,
               on-line,   direct  mail,  and  print   advertising
               campaigns,  which  direct consumers  to  order  by
               phone or on the Internet, and aim to increase  the
               recognition of the 1-800-PetMeds' brand name.   1-
               800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering, and rapid home delivery.
               At this time I would like to turn the call over to the company's Chief Financial Officer, Mr. Bruce
               Rosenbloom.

Bruce Rosenbloom:    Thank you. I would like to welcome everybody
               here today. Before I turn the call over to Mendo, our Chief Executive Officer and President, I'd like to remind everyone that the first portion of this conference call will be listen only until the question and answer session which will be later in the call. Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Securities and Exchange Commission, that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may very significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance, or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now let me introduce today's speaker, Mendo Akdag, Chief Executive Officer and President of 1-800-PetMeds. Mendo.

Mendo Akdag:   Thank  you Bruce. Welcome everyone. Thank you  for
               joining us. Today we'll review the highlights of our financial results. We'll compare our third fiscal quarter and nine months, ended on December
               31, 2007 to last year's quarter and nine months ended on December 31, 2006.

               For the third fiscal quarter ended on December 31, 2007, sales were $37.3 million, compared to sales of $31.4 million for the same period the prior year, an increase of 19%. For the nine months ended on December 31, 2007, sales were $147.9 million, compared to sales of $125.8 million for the nine months the prior year, an increase of 18%. The increase was primarily due to increased retail reorders for the quarter, and increased retail reorders and new orders for the nine months.

               For the third fiscal quarter net income was $4.4 million, or $0.18 diluted per share, compared to $2.8 million, or $0.11 diluted per share for the same quarter the prior year, an increase to net income of 60%. For the nine months net income was
               $15.1   million,  or  $0.62   diluted  per  share,
               compared to $10.8 million, or $0.44 diluted per share a year ago, an increase to net income of 40%.

               Retail reorder sales increased by 28% to $28.4 million for the quarter, compared to reorder sales of $22.1 million for the same quarter the prior year. For the nine months the reorder sales increased by 23% to $103.4 million, compared to $84.1 million for the same period a year ago. Retail new order sales decreased by 3% to $9.0 million for the quarter, compared to $9.2 million for the same period the prior year. The decrease in new order sales can directly be attributed to a 13% reduction in advertising spending compared to the same quarter last year. For the nine months the new order sales increased by 8% to $44.4 million, compared to $41.2 million for the same period last year.

                    Exhibit 99.1 Page 1 of 7


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Mendo Akdag:   We acquired approximately 127,000 new customers in
               our third fiscal quarter, compared to 130,000 for the same period the prior year, and we acquired
               approximately  585,000  new  customers   in   nine
               months, compared to 549,000 for the same period  a
               year   ago.    Our   average  retail   order   was
               approximately $76 for the quarter, compared to $75
               for   the   same  quarter  the  prior  year,   and
               approximately 65% of our sales were generated on our web site for the quarter compared to 63% for
               the  same  period  the prior year.   Our  Internet
               sales increased by 23% to $24.4 million for the quarter, compared to Internet sales of $19.8
               million for the same quarter the prior year.   For
               the nine months Internet sales increased by 24% to $96.0 million, compared to $77.4 million for the same period last year. The seasonality in our business is due to the proportion of flea, tick, and heartworm medications in our product mix. Spring and summer are considered peak seasons with fall and winter being the off-season.

               For the third fiscal quarter our gross profit as a percent of sales was 40.6%, compared to 40.8% for the same period a year ago. For the nine months our gross profit as a percent of sales was 38.9%, compared to 39.6% for the nine months a year ago. The percentage decrease can be attributed to increased product costs and freight costs.

               Our general and administrative expenses as a percent of sales decreased to 12.2% for the quarter, compared to 12.8% for the same quarter the prior year. And for the nine months the G&A expenses as a percent of sales were at 10.5%, compared to 10.2% a year ago. The improvement for the quarter shows the leverage of the G&A. For the nine months, the adoption of FIN 48 during the June quarter resulted in approximately $386,000 of one time uncollected sales tax expense in a state where for tax purposes it was determined that the company had established nexus.

               For the quarter we spent $4.2 million in advertising compared to $4.8 million for the same quarter the prior year, a decrease of 13%. For the nine months we spent $20.7 million for advertising compared to $20.8 million a year ago. The decrease in advertising for the quarter can be attributed to decreased television advertising due to tight inventory as compared to last year's same quarter. Advertising costs of acquiring a customer for the quarter was approximately $33, compared to $37 for the same quarter the prior year, and for the nine months it was $35, compared to $38 for the same period a year ago.

               Our working capital increased by $14.0 million to $64.6 million since March 31, 2007. The increase can mainly be attributed to cash flow generated from operations. We had $47.0 million in cash and temporary investments, and $20.1 million in inventory with no debt as of December 31, 2007. The increase in inventory can be attributed to our taking advantage of buying opportunities. Net cash from operations for the nine months was $9.9 million, compared to net cash from operations of $15.1 million for the same period last year, a decrease of $5.2 million. The decrease can mainly be attributed to higher inventory and lower accounts payable.

               In accordance with our share repurchase program, we repurchased approximately 182,000 shares, paying approximately $2.4 million during the quarter, and for the nine months we repurchased approximately 369,000 shares paying approximately $4.9 million. Capital expenditures for the nine months were approximately $352,000. Overall we had a highly profitable quarter, which can be attributed to strong reorders and our success in leveraging operating expenses. This ends the financial review. Operator, we're ready to take questions.

Coordinator:   Our  first question is from Michael Cox  of  Piper
               Jaffray. Your line is open.

Michael Cox:   Congratulations on the quarter.

Mendo Akdag:   Thank you Michael.

Michael Cox:   My  first  question is related to the ad spend  in
               the quarter. You mentioned tight inventory. I was wondering if you could just comment on your outlook for the advertising environment as we move into the political season, and if we should continue to expect 10 to 15% declines in ad spend in the coming quarters?

                    Exhibit 99.1 Page 2 of 7


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Mendo Akdag:   Our  budget  is - we budgeted higher dollars  than
               what  we spent last year. Whether we can spend  it
               or   not   the  time  will  show.  What   we   are
               anticipating for the primaries - that most states' primaries will be consolidated into February and March so we are anticipating some impact on cable news stations. We're anticipating the heaviest impact in September and October, again mainly on the cable news stations and there may be some spillover, but it's difficult to say how it's going to shape up. We're likely going to shift some dollars to on-line advertising and possibly some on print.

Michael Cox:   Okay  that's helpful, thank you, and as it relates
               to share buyback, I'm curious as to what it would take to get more aggressive in buying back stock given your large cash position.

Mendo Akdag:   Well  it's subject to market conditions and  other
               factors in accordance with SEC requirements. If you noticed in the December quarter I think our average purchase price was almost $13.00, so obviously if we're willing to buy at $13.00, then we would be willing to buy at the current price level.

Michael Cox:   Okay that's helpful, and then my last question, as
               relates to the gross margin. You're starting to see a moderation in the gross margin trend. I'm curious as you look out over the next two to three quarters if you expect that, that trend will continue, or perhaps the early buy opportunity, here from an inventory, if that perhaps helps on the gross margin as well? And thanks again.

Mendo Akdag:   It  will  help the early buying opportunities.  It
               will help our gross margins, but it depends on how
               competitive the market is. The market dictates our
               pricing  so we want to obviously - we want  to  be
               competitive, but we don't want to leave any  money
               on the table. So we price according to the market.
               So   if  the  market  is  competitive,  we'll   be
               aggressive price-wise, and that will put pressure on the gross margins.

Michael Cox:   Thank you very much.

Mendo Akdag:   You're welcome.

Coordinator:   Next  question is from Mr. Edward Woo of  Wedbush,
               your line is open.

Edward Woo:    How does the competitive outlook (unintelligible).

Mendo Akdag:   I'm sorry, I could not hear you.

Edward Woo:    Oh sure, is this better?

Mendo Akdag:   Yes.

Edward Woo:    I  had a question. One is how does the competitive
               outlook appear right now with some of your other peers and also, as the economy seems to be having a slowdown, how do you think that's going to impact your business?

Mendo Akdag:   Right.   Off  peak season we are  in  now  usually
               there is less competition in off peak season.   In
               peak season, which is spring and summer, there's a
               lot  more competition. So where we are right  now,
               we're in - there's less competition currently, but
               we're  anticipating  that  the  competition   will
               increase in spring. As far as the - usually, the recession, if there is a recession, should help us clear more on television and probably at more attractive prices because there will be less general advertisers advertising on television. So it may actually help us.

Edward Woo:    Do  you  think that as consumers are  looking  for
               places,  to cut cost that this would provide  more
               (unintelligible) on-line?

Mendo Akdag:   I'm sorry, I lost you again.

Edward Woo:    I  apologize for that, my phone reception  is  not
               very good this morning. But if you see more people driven on-line to try to save money for their pet medication, do you see any of that when we had I guess our last slowdown back in 2001, 2002 time period?

                    Exhibit 99.1 Page 3 of 7


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Mendo Akdag:   In  the  December quarter, 65% of our  sales  were
               generated on our website compared to 63% for the same quarter last year. So there was a 2% increase in Internet sales, so we anticipate that trend to continue in the short term.

Edward Woo:    Great, thank you.

Mendo Akdag:   You're welcome.

Coordinator:   The   next  question  is  from  Dom  LaCava   with
               Canaccord Adams. Your line is open.


Dom LaCava:    Hello?


Coordinator:   Your line is open, sir.

Dom LaCava:    Can you hear me?

Mendo Akdag:   Yes.

Dom LaCava:    Okay,  sorry about that. Just wanted to  dig  down
               deeper  a little bit on the product cost  and  the
               freight  cost just to kind of expand on an earlier
               question. Can we expect - actually, first can  you
               kind  of  provide  some color  on  the  impact  of
               product  cost  versus  freight  cost  and   what's
               driving each one, and then can we expect freight cost to continue to go up and offset some of the product cost advantages you may be seeing due to the increased inventory? Could you just kind of first separate the two and then talk a little bit about what we can expect?

Mendo Akdag:   I  will  roughly separate it. Two  thirds  of  the
               increase  in  the cost was due to freight  expense
               increase  and  probably one third due  to  product
               price  increases,  but we just  had  product  cost
               increases  in  January  so that's  why  we  bought
               heavily  in December. And the freight, we ship  US
               Postal  Service priority mail the majority of  our
               shipping,  and the last price increase  I  believe
               was  in  May  2007, so it's already in  our  cost.
               FedEx   and   UPS  just  increased  their   prices
               recently, but that's a smaller portion of our shipping so it should not have a huge impact.

Dom LaCava:    Okay so it sounds like the increased inventory was
               due to the better pricing than had you waited, but if it's two thirds, one third we can still expect maybe a little bit of gross margin pressure going forward is kind of what I'm hearing?

Mendo Akdag:   I would expect, yes. It depends on how competitive
               the market is, which we are anticipating that it will be more competitive in the spring than what it is right now. I would expect some gross margin pressures, yes.

Dom LaCava:    Okay,  and then moving over to the advertising,  I
               understand that the TV environment - can you  talk
               a little bit - and I did see some more - I've seen
               some   PetMed  advertising  on-line  at  different
               sites, so I just wanted to see if you could talk a
               little  bit  more  about the  on-line  advertising
               campaign  versus  television.  I  know   you   had
               mentioned that inventory was tight so you kind of reeled back the advertising spend on TV, but does this mean that more money has been allocated to the on-line channel, or how can we think about that?

Mendo Akdag:   Yes,  we'll  likely spend more money  on  on-line,
               assuming it pays off obviously. So we're not going to waste any dollars. If it's efficient and paying off, yes we will put more money on-line. We basically test and find out what's working and what's not working, and there is a lot of tactical decisions obviously that goes in to it.
               If it's working we put more money in it. If it's not working we have to adjust it, or maybe try different creatives, etcetera. So it's an ongoing maneuvering that goes on, but I would anticipate we'll spend more money on-line in 2008 compared to 2007.

                    Exhibit 99.1 Page 4 of 7

Dom LaCava:    Okay.  So what has changed since the last  quarter
               as far as - I know you have an ongoing analysis as far as what's working on-line, but can you talk a little bit about what has changed with the on-line advertising environment, and specifically what you're seeing as far as effective campaigns?

Mendo Akdag:   We are operating pretty much similar to how we did
               in  the December quarter currently on-line, but we
               are  going  to be testing some other  avenues  and
               opportunities  on-line. It depends on  if  they're
               successful  or  not  obviously  whether  we   will
               continue or not.

Dom LaCava:    Okay,  and  what's the approximate mix of  on-line
               versus television or non - I guess on-line versus offline?

Mendo Akdag:   We  discontinued  giving that information  due  to
               competitive  reasons.  It's really  multi-channel.
               When you run on television that impacts your on-line, and that impacts your print too. So you cannot really separate these things. It's a multi-channel advertising effort.

Dom LaCava:    Right,  and  how much longer does the Betty  White
               campaign have? Is that something that runs through '08?

Mendo Akdag:   No,  actually  it  will  be  ending  the  end   of
               February, and we'll start a new campaign in March.

Dom LaCava:    Okay.  Is  it safe to say that it'll be continuing
               the same campaign, or someone, a new spokesperson, or a completely different campaign?

Mendo Akdag:   Different creative, you will see it in March.

Dom LaCava:    Okay, and my last question, is there any update on
               website re-launch?

Mendo Akdag:   We are still not live, but we have done some tests
               and we have gone live with our new platform several times, and we will be live in the spring.
               It should be shortly, but I'm hesitant to give any dates at this point.

Dom LaCava:    Okay.  And  I  guess the final question,  just  on
               that, any insight into what sort of features we can expect as part of that re-launch?

Mendo Akdag:   You  will see a redesign not immediately after  we
               go live but after about 30 days probably, a month later, and there will be more personalization - is our focus, more personalized marketing to the consumer.

Dom LaCava:    Okay great, thank you very much.

Mendo Akdag:   You're welcome.

Coordinator:   Your   next  question  is  from  Bill  Lennan   of
               Broadpoint. Your line is open.

Bill Lennan:   Hi. I lost my call so I missed a couple of things.
               Could   you  repeat  the  new  customer   numbers,
               question  one?  And number two -  if  you  already
               covered   this   I  apologize,  but   what's   the
               environment for passing along shipping charges so far this year between you and the competition? Do you think people are generally passing along that, or is somebody going to be aggressive and eat that on behalf of customers?

Mendo Akdag:   We acquired approximately 127,000 new customers in
               the December quarter, compared to 130,000 for the same quarter the prior year. As far as freight, we'll continue our free shipping on orders over $39. We may look at increasing that $39 as a possibility, but at this time we're planning on continuing with free shipping. I don't know what the competition is going to do.

Bill Lennan:   Okay thanks.

Coordinator:   The  next  question is from Paul Taylor with  TIS.
               Your line is open.

Paul Taylor:   Hi folks. Congrats on another great quarter.

                    Exhibit 99.1 Page 5 of 7


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Mendo Akdag:   Thank you.

Paul Taylor:   Just  a  personal  comment, I  heard  the  earlier
               fellow who said, "What is it going to take for you
               to  spend your cash?" There's some people out here
               who   are  perfectly  fine  with  you  being  very
               deliberate with that cash. I don't know how many buybacks I've seen where people spend all their money and then have one poor quarter and the stock goes down half, and then they don't buy anything else.

               So again, just a personal comment that I'm fine with the cash as long you folks know what you're doing with it, and I don't think anybody would question that you do. Having said that, is there any way that you could give us a little bit on what you're looking to do with the cash as far as acquisitions or buybacks? What is the priority that you have? I know that you've bought shares this quarter, but what is your overall plan for that cash?

Mendo Akdag:   We  have  approval from the board to buy back  $20
               million. We only used almost $5 million, so there is $15 million still that we can use to buyback, which we plan on doing. Other than that we don't have any other plans. As far as acquisition is concerned we do look at companies. There is nothing pending at this time.

Paul Taylor:   One  other question, and I know this is sort of  a
               fuzz ball, but your top line continues to grow close to a 20% rate and I guess you start to wonder how long that can continue. Do you have any thoughts on that?

Mendo Akdag:   We  don't  give  guidance so  it  depends  on  how
               successful we are with reorders. And if the reorders are strong it's got a chance to continue, and we still need to continue to add to new customers in an efficient manner. Obviously we don't want to waste any advertising dollars, but the key to success in the model is reorders and we are doing a better job of marketing to our customer base. Our marketing is more personalized and relevant to their needs, and if we can continue with that success, we'll be okay.

Paul Taylor:   Thank you.

Coordinator:   Your next question is from Anthony Lebiedzinski of
               Sidoti, your line is open.

A. Lebiedzinski:     Yes, good morning, just following up on  the
               questions about the cash usage. Has the board discussed the idea of perhaps initiating a cash dividend?

Mendo Akdag:   We  did  in  the past. We decided not to  at  this
               point. We may discuss it again, but obviously at this point there's no dividend.

A. Lebiedzinski:     Okay, and I was wondering if you guys  could
               comment for the quarter sales by region. Any thoughts about how the sales were and markets have been most impacted by the housing market, any thoughts about that?

Mendo Akdag:   Not  really, no. There's really no change  in  our
               mix of regions compared to last year.

A. Lebiedzinski:     Okay, so across the country pretty much same
               type of sales growth?

Mendo Akdag:   Southern states obviously have heavier sales. Just
               seasonality - flea, tick, heartworm in the product mix that we sell.

A. Lebiedzinski:    Okay, thank you.

Mendo Akdag:   You're welcome.

Coordinator:   And  the final question comes from Dom LaCava from
               Canaccord Adams. Your line is open.

Dom LaCava:    Hi.  This is just a housekeeping question.  I  may
               have  missed it, but the breakup between - I  know
               you mentioned the wholesale or the new order sales
               and   reorder  sales.  Was  zero  the  figure  for
               wholesale?

                    Exhibit 99.1 Page 6 of 7


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Mendo Akdag:   It's  minimal. We probably did less  than  $50,000
               for the quarter. That's why I did not mention it for the December quarter just finished up. Let's see if I have that, just hold on one second.

Dom LaCava:    And  if  you could just repeat the new  order  and
               reorder, I just want to make sure I've got the right figures.

Mendo Akdag:   For the quarter wholesale was $43,000, compared to
               $72,000  for the same quarter last year.  For  the
               nine  months, wholesale was $176,000, compared  to
               $535,000  for  the  nine months  the  prior  year.
               Reorder  sales for the quarter was $28.4  million,
               and  the new order sales for the quarter was  $9.0
               million.

Dom LaCava:    Okay, that's it. Thank you.

Mendo Akdag:   You're welcome.

Coordinator:   That was our final question. I'll now turn it back
               over to the speakers for closing comments.

Mendo Akdag:   Thank  you. We'll be focusing our efforts in three
               areas  to capitalize on the pet industry's  growth
               trend.   One,  capturing additional market  share,
               two,   increasing   reorders   with   personalized
               communication and health education content, and three, improving our current service levels. This wraps up today's conference call. Thank you for joining us. Operator, this ends the conference call.

Coordinator:   Thank  you  for  participating  and  you  may  now
               disconnect.

                    Exhibit 99.1 Page 7 of 7


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